Registration No. 333-52430

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE DUN & BRADSTREET CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	22-3725387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

103 JFK Parkway

Short Hills, NJ 07078

(Address of Principal Executive Offices)

The Dun & Bradstreet Corporation 2000 Stock Incentive Plan

2000 Dun & Bradstreet Corporation Non-Employee Directors’ Stock Incentive Plan

(Full title of the Plans)

Jeffrey S. Hurwitz

Senior Vice President, General Counsel and Corporate Secretary

The Dun & Bradstreet Corporation

103 JFK Parkway

Short Hills, NJ 07078

(Name and Address of Agent For Service)

(973) 921-5500

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Steven T. Giove, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

(212) 848-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share (a)	400,000 (b)	$97.26 (c)	$38,904,000 (c)	$1,194.35 (c)

(a)	The shares of common stock are issuable pursuant to the 2000 Dun & Bradstreet Corporation Non-Employee Directors’ Stock Incentive Plan, as amended.
(b)	This Registration Statement also covers any additional shares of our common stock which may become issuable under the plans by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of common stock outstanding.
(c)	Pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of our common stock reported on the New York Stock Exchange on August 3, 2007.

Explanatory Note

We previously filed a Registration Statement on Form S-8 (Registration No. 333-52430) to register an aggregate of 10,000,000 shares of our common stock, $0.01 par value per share, consisting of 9,700,000 shares issuable pursuant to The Dun & Bradstreet Corporation 2000 Stock Incentive Plan and 300,000 shares issuable pursuant to the 2000 Dun & Bradstreet Corporation Non-Employee Directors’ Stock Incentive Plan.

On May 2, 2007, our stockholders approved an amendment to the 2000 Dun & Bradstreet Corporation Non-Employee Directors’ Stock Incentive Plan authorizing an additional 400,000 shares of our common stock issuable under such plan.

The purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is to register the additional 400,000 shares of common stock issuable under the 2000 Dun & Bradstreet Corporation Non-Employee Directors’ Stock Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Our Registration Statement on Form S-8 (Registration No. 333-52430) filed with the Commission on December 21, 2000 is hereby incorporated by reference into this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

5	Opinion of Jeffrey S. Hurwitz, Esq., Senior Vice President, General Counsel and Corporate Secretary.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jeffrey S. Hurwitz (included in Exhibit 5).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Short Hills, state of New Jersey, on this 7th day of August, 2007.

THE DUN & BRADSTREET CORPORATION

By:	/s/ Jeffrey S. Hurwitz
Jeffrey S. Hurwitz
Senior Vice President, General Counsel and Corporate Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors of The Dun & Bradstreet Corporation (the “Company”) in their respective capacities set forth below constitutes and appoints Jeffrey S. Hurwitz, Esq. and Anastasios G. Konidaris, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the Company to comply with the Securities Act of 1933, as amended (the “Act”), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the “Commission”) thereunder in connection with the registration under such Act of the common stock of the Company to be issued by the Company pursuant to (i) The Dun & Bradstreet Corporation 2000 Stock Incentive Plan, as amended, and (ii) the 2000 Dun & Bradstreet Corporation Nonemployee Directors’ Stock Incentive Plan, as amended, to the extent that any such registration may be required in the opinion of the executive officers of the Company, upon the advice of counsel, including without limitation, the power and authority to sign the name of the undersigned individual in the capacity indicated below opposite the name of such individual to sign any and all amendments (including post-effective amendments) and supplements to the Registration Statement on Form S-8 (Registration No. 333-52430) or any other form relating to the registration of such common stock, to be filed with the Commission with respect to said common stock, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on August 7, 2007.

Signature	Title

/s/ Steven W. Alesio	Chairman and Chief Executive Officer (principal executive officer)
Steven W. Alesio

/s/ Anastasios G. Konidaris	Senior Vice President and Chief Financial Officer (principal financial officer)
Anastasios G. Konidaris

/s/ Anthony Pietrontone	Principal Accounting Officer
Anthony Pietrontone

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/s/ Austin A. Adams	Director
Austin A. Adams

/s/ John W. Alden	Director
John W. Alden

/s/ Christopher J. Coughlin	Director
Christopher J. Coughlin

/s/ James N. Fernandez	Director
James N. Fernandez

/s/ Ronald L. Kuehn, Jr.	Director
Ronald L. Kuehn, Jr.

/s/ Victor A. Pelson	Director
Victor A. Pelson

/s/ Sandra E. Peterson	Director
Sandra E. Peterson

/s/ Michael R. Quinlan	Director
Michael R. Quinlan

/s/ Naomi O. Seligman	Director
Naomi O. Seligman

/s/ Michael J. Winkler	Director
Michael J. Winkler

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INDEX TO EXHIBITS

Exhibit Number	Description
5	Opinion of Jeffrey S. Hurwitz, Esq., Senior Vice President, General Counsel and Corporate Secretary.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jeffrey S. Hurwitz, Esq. (included in Exhibit 5).